Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Page
MEMORIAL PRODUCTION PARTNERS LP
Unaudited Pro Forma Condensed Combined Statement of Operations
Introduction	F-2
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2014	F-3
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations	F-4

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On July 1, 2014, Memorial Production Partners LP (the “Partnership”) consummated its acquisition of oil and natural gas liquids properties in Wyoming from Merit Energy Company, LLC and certain of its affiliates (the “Wyoming Acquisition”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the audited statement of operations of the Partnership for the year ended December 31, 2014 and the unaudited statement of revenues and direct operating expenses of the Wyoming Acquisition for the six months ended June 30, 2014, and includes pro forma adjustments to give effect to the Wyoming Acquisition as if the transaction occurred on January 1, 2014.

The pro forma adjustments to the historical combined financial statements are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Partnership.

The Partnership’s unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results that actually would have occurred if the Partnership had completed the Wyoming Acquisition or the related financing transactions on the dates indicated or which could be achieved in the future because they necessarily exclude various operating expenses.

MEMORIAL PRODUCTION PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per unit amounts)

	For the Year Ended December 31, 2014	For the Six Months Ended June 30, 2014

	Partnership Historical	Wyoming Acquisition Historical	Pro Forma Adjustments		Partnership Pro Forma Combined

Revenues:
Oil & natural gas sales	$ 490,249	$ 91,199	$ —		$ 581,448
Pipeline tariff income and other	3,856	—	—		3,856

Total revenues	494,105	91,199	—		585,304

Costs and expenses:
Lease operating	134,654	24,608	—		159,262
Pipeline operating	2,068	—	—		2,068
Exploration	790	—	—		790
Production and ad valorem taxes	31,601	11,943	—		43,544
Depreciation, depletion, and amortization	155,404	—	29,383	(a)	184,787
Impairment of proved oil and natural gas properties	407,540	—	—		407,540
General and administrative	45,619	—	—		45,619
Accretion of asset retirement obligations	5,618	—	163	(a)	5,781
(Gain) loss on commodity derivative instruments	(492,254)	—	—		(492,254)
Other, net	(12)	—	—		(12)

Total costs and expenses	291,028	36,551	29,546		357,125

Operating income	203,077	54,648	(29,546)		228,179
Other income (expense):
Interest expense, net	(83,550)	—	(11,319)	(b)	(95,091)
			(222)	(c)

Other income (expense)	(327)	—	—		(327)

Total other income (expense)	(83,877)	—	(11,541)		(95,418)

Income (loss) before income taxes	119,200	54,648	(41,087)		132,761
Income tax benefit (expense)	(1,121)	—	—		(1,121)

Net income (loss)	118,079	54,648	(41,087)		$ 131,640
Net income (loss) attributable to noncontrolling interest	32	—	—		32

Net income (loss) attributable to Memorial Production Partners LP	$ 118,047	$ 54,648	$ (41,087)		$ 131,608

Historical and pro forma net income (loss) available to limited partners (Note 3):
Net income (loss) available to limited partners	$ 117,727				$ 131,274

Earnings per unit:
Basic and diluted earnings per unit	$ 1.66				$ 1.85

Weighted average limited partner units outstanding:
Basic and diluted	70,859				70,859

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1. Basis of Presentation

On July 1, 2014, Memorial Production Partners LP (the “Partnership”) consummated its acquisition of oil and natural gas liquids properties in Wyoming from Merit Energy Company, LLC and certain of its affiliates (the “Wyoming Acquisition”). The Partnership funded the Wyoming Acquisition through borrowings under its revolving credit facility. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the audited statement of operations of the Partnership for the year ended December 31, 2014 and the unaudited statement of revenues and direct operating expenses of the Wyoming Acquisition for the six months ended June 30, 2014, and includes pro forma adjustments to give effect to the Wyoming Acquisition as if the transaction occurred on January 1, 2014.

The Partnership believes that the assumptions used in the preparation of these unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 provide a reasonable basis for presenting the effects directly attributable to the transactions described above. These unaudited pro forma condensed combined financial statements and the notes thereto should be read in conjunction with:

•	the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	the Partnership’s Current Report on Form 8-K filed on October 14, 2014; and

•	Other information that the Partnership has filed with the SEC.

Note 2. Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014:

(a)	Pro forma adjustment to reflect the depletion and depreciation on property and equipment and the accretion expense on asset retirement obligations associated with the Wyoming Acquisition.

(b)

Pro forma adjustment to reflect the incurrence of interest expense on $838.5 million of additional borrowings under our revolving credit facility used to fund the Wyoming Acquisition. Pro forma interest expense was based on a rate of 2.70%. A one-eighth percentage point change in the interest rate would change pro forma interest associated with these additional borrowings by $0.5 million.

(c)	Pro forma adjustment to reflect the amortization of $2.3 million of deferred financing costs as if the borrowing costs associated with the Wyoming Acquisition were incurred on January 1, 2014.

Note 3. Historical and Pro Forma Net Income Per Limited Partner Unit

The following sets forth the calculation of earnings per unit, or EPU, for the year ended December 31, 2014 (in thousands, except per unit amounts):

	Historical	Pro Forma

Net income attributable to Memorial Production Partners LP	$118,047	$131,608
Less: General partner’s 0.1% interest in net income	118	132
Less: IDRs attributable to corresponding period	202	202

Net income (loss) available to limited partners	$117,727	$131,274

Weighted average limited partner units outstanding:
Common units	65,498	65,498
Subordinated units	5,361	5,361

Total	70,859	70,859

Basic and diluted EPU	$1.66	$1.85

F-4